Exhibit 99.1

PHH CORPORATION ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

Mt. Laurel, NJ — January 11, 2012 — PHH Corporation (NYSE:PHH) (“PHH” or the “Company”) announced that yesterday it priced its offering of $220 million in aggregate principal amount of 6.00% Convertible Senior Notes due 2017 (the “notes”).  PHH has also granted the underwriters of the notes a 30-day over-allotment option to purchase up to $30 million additional aggregate principal amount of the notes (subject to certain limitations). The notes will be convertible, under certain circumstances, into cash and, if applicable, shares of PHH’s common stock based on an initial conversion rate for the notes of 78.2014 shares of PHH’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $12.79 per share of common stock and represents an approximately 25% conversion premium over the last reported sale price of PHH’s common stock on January 10, 2012, which was $10.23 per share. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. PHH expects to close the notes offering on or about January 17, 2012, subject to the satisfaction of various customary closing conditions.

J.P. Morgan Securities LLC and BofA Merrill Lynch are acting as joint book-running managers for the offering. Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and RBS Securities Inc. are acting as co-managers.

PHH intends to use a portion of the net proceeds of the offering, along with the net proceeds from the recent reopening of its 9 ¼% senior notes due 2016, to repay at or prior to maturity the outstanding $250 million aggregate principal amount of its 4.00% Convertible Senior Notes due April 15, 2012. The remainder of the net proceeds will be used for general corporate purposes.

Interest on the notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2012. The notes will mature on June 15, 2017, unless previously repurchased or converted in accordance with their terms. The notes will be PHH’s senior unsecured obligations and will rank equally with all of PHH’s existing and future senior unsecured debt and senior to all of its existing and future subordinated debt.  The notes are not redeemable by PHH prior to the maturity date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made by means of a prospectus only. Copies of the prospectus can be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204 or from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com. Alternatively, you may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at http://www.sec.gov/. Before you invest, you should read the prospectus in such shelf registration statement, the prospectus related to the offering and other documents incorporated by reference in the prospectus for more complete information about this offering.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States,(1) and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH has more than 5,000 employees dedicated to delivering premier customer service and providing value-added solutions to its clients.

(1)   Inside Mortgage Finance, Copyright 2011.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the prospectus supplement related to the offering and in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Heather McElrath

heather.mcelrath@phh.com

856-296-2427

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